CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION

AMERICATOWNE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said Corporation at a meeting duly held, adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, as amended (the "Articles"), declaring said amendment to be advisable and directing that the amendment be submitted to the stockholders of said Corporation and for consideration thereof. The resolution setting forth proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of AmericaTowne, Inc., be amended by changing Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

"The total number of authorized shares which the corporation is authorized to issue is 200,000,000 shares of common stock having a par value of $0.0001 per share and 5,000,000 shares of preferred stock having par value of $0.0001 per share.

The number of authorized shares of preferred stock or of common stock may be raised by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon.

All shares of common stock shall be identical and each share of common stock shall be entitled to one vote on all matters.

The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences, and rights of the shares of any such series and the qualification, limitations, or restrictions thereof.

On July 27, 2017, or at such time after the Company's Schedule 14C filed with the Securities and Exchange Commission and the notice provisions associated therewith have passed (the "Effective Date"), the issued and outstanding shares of common stock, with par value of $0.0001 ("Old Common Stock"), or held as treasury shares as of the close of business on the Effective Date, shall automatically without any action on the part of the stockholders of the Old Common Stock be split (the "Split") on a one-to-four basis so that one (1) share of Old Common Stock shall be converted into and reconstituted as four (4) shares of Common Stock, with a par value of $0.0001 per share ("New Common Stock"). Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates") may, from and after the Effective Date, request a certificate or certificates (the "New Certificates") representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates are reclassified under the terms hereof. However, each Old Certificate will continue to be valid and represent New Common Stock equal to four times the number of shares of Old Common Stock. Prior to the Effective Date, there are 37,035,539 issued and outstanding shares of Old Common Stock and

162,964,461 authorized but unissued shares of Common Stock. On the Effective Date, there will be 148,142,156 issued and outstanding shares of New Common Stock and 51,857,844 authorized but unissued shares of New Common Stock. The 37,035,539 shares of Old Common Stock are hereby changed into 148,142,156 shares of New Common Stock at the rate of one-to-four is deemed definitive, to the effectiveness of the Company's Schedule 14C."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of 242 of the General Corporation Law of the State of Delaware.

IN WITNESS THEREOF, said AMERICATOWNE, INC., has caused this certificate to be signed by an authorized officer, this _6th day of July, 2017.

BY: ______________________
ALTON PERKINS
PRESIDENT